Exhibit 99.1

FOR RELEASE:		October 30, 2009

Contacts:	Tiffany K. Glenn	Neal A. Petrovich
	Executive Vice President	Executive Vice President
	Investor Relations Officer	Chief Financial Officer
	(866) 867-8500	(866) 867-8500

HAMPTON ROADS BANKSHARES

ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS

•	Loan loss provision expense of $33.7 million leads to net loss of $13.4 million

•	Solid pre-tax pre-provision core earnings of $9.3 million for the quarter and $31.2 million year-to-date

•	Company and all subsidiaries remain well-capitalized and improved total risk-based capital ratios during the quarter

•	Deposits increase $37.4 million

•	Construction and development loans decrease $77.9 million

Norfolk, Virginia, October 30, 2009: Hampton Roads Bankshares, Inc. (the “Company,” NASDAQ: HMPR), the financial holding company for Bank of Hampton Roads and Shore Bank, today announced unaudited financial results for the third quarter of 2009. The Company reported a net loss of $13.4 million for the quarter; the net loss after preferred stock dividends was $14.7 million. The third quarter loss was primarily due to a $33.7 million provision for loan losses, which was consistent with the provision of the prior quarter. On a pre-tax, pre-provision basis, excluding securities gains, the Company earned $9.3 million for the quarter, up from $9.2 million in the second quarter, excluding goodwill impairment charges. Although nonperforming assets increased during the third quarter, the rate of growth slowed, a positive trend which the company expects to continue.

The net loss for the first nine months of the year was $49.2 million, and included a $28.0 million goodwill impairment charge recorded in the second quarter. The net loss after preferred stock dividends was $56.6 million. Pre-tax, pre-provision earnings were $31.2 million excluding securities gains and goodwill impairment charges. Nonperforming assets increased from 4.95% of assets at June 30, 2009, to 6.28% at the end of the third quarter.

Management Focus

“While the overall result of our efforts at this point is not what we would like to report,” stated John A. B. “Andy” Davies, Jr., President and Chief Executive Officer, “I am focused on the underlying strength of the Company, which is the employees, the markets we serve, and the pre-tax, pre-provision earnings they generate. “That strength is what makes leading this company a pleasure in spite of current challenges. We made solid progress during the quarter to improve the Company, with a primary focus on strengthening the balance sheet. Higher levels of nonperforming assets continue to impact earnings; however, during challenging times the Company again generated solid pre-tax, pre-provision earnings during the quarter. These results are in line with our Five Point Plan, which includes:

•	generate strong pre-tax, pre-provision earnings,

•	maintain our “well capitalized” status and significantly improve our regulatory capital ratios,

•	reduce the level of nonperforming assets, and

•	reduce operating expenses,

•	with an overall goal to restore shareholder value and maintain customer confidence”

“Since joining Hampton Roads Bankshares in June of this year,” Davies said, “I have become further convinced of the Company’s potential. The opportunity we have is tremendous, through the markets we serve and with the strong staff of financial services professionals who manage this Company and serve our customers.”

Company Remains Well Capitalized

Hampton Roads Bankshares, Inc. remained well capitalized under regulatory risk-based capital standards and improved its Total Risk-Based Capital ratios during the quarter. Following is a summary of the Company’s Total Risk-Based Capital ratios as of September 30, 2009.

	Total Risk-Based Capital Ratios
	September 30, 2009	June 30, 2009
Bank of Hampton Roads	11.2%	10.8%
Shore Bank	11.8%	11.2%
Hampton Roads Bankshares, Inc.	10.8%	10.3%
Minimum to be “well-capitalized”	10.0%	10.0%

Implementation of Capital Management Strategy

“We have a strong capital management plan and it is being strategically implemented,” commented Davies. “During the second quarter, we suspended our common stock dividends and, today, we announced the suspension of dividends on our Series A and B preferred stock. In total, these actions will reduce dividend payments by approximately $16 million per year, thus preserving capital during this challenging economic period. Additionally, we plan to raise capital when the timing is right, and we are exploring other capital strategies which will strengthen the Company’s balance sheet. While the decision to suspend dividends is never easy, we believe the steps we are taking are essential in this financial environment and will provide long-term benefits to our shareholders.”

Also today, the Company announced that it will seek approval from its common shareholders to grant its Series A and B preferred shareholders the right to exchange their preferred stock for common stock, which will substantially increase the Company’s tangible common equity. Additionally, during the third quarter, the Company reduced risk-weighted assets which positively impacted its regulatory capital ratios.

Nonperforming Assets Total 6.28% of Assets; Allowance Increases to 3.94% of Loans

Nonperforming assets as a percentage of total assets equaled 6.28% at September 30, 2009, up from 4.95% at June 30, 2009, due largely to a $32.6 million increase in nonaccrual loans. Foreclosed real estate increased from $7.8 million at June 30, 2009, to $8.9 million at September 30, 2009. Net charge-offs were $19.0 million for the quarter, an annualized net charge-off rate of 2.94%. For the first nine months of 2009, net charge-offs were $20.6 million, and resulted in an annualized net charge-off rate of 1.06%. As problem loans migrate into foreclosed property and charge-offs, higher-than-normal provisions for loan losses are prudent. As a result, the provision for loan losses was $33.7 million in the third quarter, which increased the allowance for loan losses to $99.2 million, or 3.94% of loans.

“Our top priority continues to be improving our credit quality,” continued Davies. “During 2009, we have strengthened our credit administration processes and, with the assistance of a third-party firm, completed a comprehensive review of the Company’s construction, development, and commercial real estate loan portfolios, with an emphasis on large loans and problem loans. In addition, to assist our loyal residential construction and development customers, we have implemented special lot financing programs with highly competitive terms. We will help these customers by providing loan products that make it easier for them to sell their inventory. As a community bank, we will continue to work with these and all our customers to meet their banking needs during this difficult economic period. At the same time, we are aggressively marketing our foreclosed real estate, and we are working with certain borrowers to achieve a satisfactory result for the Company.”

Noninterest Expense Decreases Over Prior Quarter as Expense Reduction Plan is Implemented

Noninterest expense totaled $21.7 million in the third quarter of 2009, down from $50.3 million in the previous quarter. Excluding the goodwill impairment charge recorded in the second quarter, noninterest expense declined $648,000, or 2.9%. Second quarter noninterest expense also included a special FDIC insurance assessment which was applied industry-wide. Other noninterest expense in the third quarter includes $370,000 of accelerated contract intangible amortization expense that will not recur.

Even though the Company’s expense ratios are generally below peer average, the Company implemented an expense reduction plan to further take advantage of cost saving opportunities. “Under this plan, we are reducing occupancy, personnel, and other expenses by consolidating financial centers in close proximity to one another, consolidating administrative departments from leased into company-owned space, and eliminating certain discretionary expenses throughout the organization,” said Davies. “These actions will increase efficiency, and have a beneficial effect on profitability and capital.”

Progress Made in Balance Sheet Management Strategies

“As part of our liquidity management plan, we increased deposits by $37 million and reduced our borrowed funds by $133 million, compared to the prior quarter-end,” continued Davies. “Our credit risk management plan resulted in a 9% reduction in construction and development loans and a substantial increase in our allowance for loan losses, which was $99.2 million at the end of the quarter. National and local economic conditions remain under stress and continue to negatively impact credit quality and profitability throughout the industry. While we are not pleased with the increase in our nonperforming assets, we are encouraged that the rate of growth declined again this quarter. We will continue to maintain adequate reserves and work proactively to dispose of problem assets.”

During the quarter, the Company sold its corporate bond portfolio and certain equity and municipal bond investments, actions that further reduced credit risk and enhanced regulatory risk-based capital ratios.

As of September 30, 2009, total assets were $2.94 billion, total loans were $2.51 billion, and total deposits were $2.31 billion. While these totals are substantial increases over the prior year period due to the Gateway acquisition, on a linked quarter basis, when compared with the second quarter of 2009, total assets declined $111.9 million due to a reduction in loans and securities. Deposits increased $37.4 million compared with June 30, 2009, primarily as a result of retail certificates of deposit promotions and an increase in brokered funds. Retail certificates of deposits grew $36.3 million and brokered funds increased $19.0 million. Increases in deposits, coupled with the asset reductions mentioned above, allowed the Company to significantly reduce other borrowings, which declined $132.5 million from June 30.

“We expect core deposit growth to continue into the fourth quarter, primarily as a result of our current money market campaign and the sales efforts of our financial center personnel,” Davies said. “Since the campaign began on October 5, 2009, total deposits have increased by more than $100 million and many new customers have been introduced to our Company.”

Net Interest Income Increases

Net interest income totaled $26.5 million for the third quarter of 2009, compared with $7.5 million for the year-earlier quarter and $25.9 million for the second quarter of 2009. The Company’s net interest margin was 3.80% for the September 30 quarterly reporting period, compared with 3.71% in the previous quarter, and 3.82% for the prior year quarter ended the same date. The Company’s net interest margin, which is higher than industry averages, has been positively impacted by a declining cost of funds. Further margin improvement is not expected in the near-term due to recent increases in nonaccrual loans and the higher cost of acquiring core deposits rather than lower-cost, wholesale funds.

Noninterest Income Increases on Securities Gains; Insurance Revenues Stable

Noninterest income totaled $7.2 million for the third quarter of 2009, compared with $5.7 million in the previous quarter and $1.8 million in the third quarter of 2008. Noninterest income for the recently completed quarter included $2.7 million of gains on sales of securities, which were realized as part of the Company’s strategy to reduce credit risk and improve regulatory risk-based capital ratios by restructuring the investment portfolio. Gateway Insurance Services, the Company’s subsidiary insurance company, continues to provide consistent quarterly revenue, which totaled $1.1 million in both the second and third quarter of 2009. Mortgage banking revenue declined from $1.4 million in the second quarter to $678,000 in the third quarter, reflecting more conservative mortgage loan underwriting requirements.

Commitment

“The board of directors and management remain fully committed to implementing all the strategies discussed in this report,” said Davies. “We are confident that successful execution of these strategies will improve the financial profile of the Company and enhance the long-term value of our franchise. If our efforts succeed, we expect to return to profitability during the latter part of 2010.”

Acquisition of Shore Financial Corporation and Gateway Financial Holdings

Hampton Roads Bankshares, Inc. acquired Shore Financial Corporation on June 1, 2008, and Gateway Financial Holdings, Inc. on December 31, 2008. As a result of last year’s acquisitions, the substantial increases in income statement comparisons to the third quarter of

2008 are primarily due to the inclusion of the operating results of Gateway and the increased provision for loan losses. The substantial increases in income statement comparisons for the first nine months of 2009 compared with the first nine months of 2008 are primarily due to the inclusion of both Shore and Gateway, along with the goodwill impairment charge and increased provision for loan losses.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961. The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates thirty banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance and investment products. Shares of the Company's common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Use of Non-GAAP Financial Measures

This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Form 8-K filed related to this release, which can be found on the SEC’s EDGAR website at www.sec.gov or our website at www.hamptonroadsbanksharesinc.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties, including statements regarding our plans, expectations, goals, and projections. For example, forward-looking statements includes those about steps we are taking to strengthen our balance sheet and capital position, suspending our dividend payments, improving our credit quality, reducing the rate of increase in our nonperforming assets, plans for and timing of our return to profitability, integrating acquired companies, and increasing deposits and shareholder value. Such statements are based on our assumptions and analyses and other information we believe are appropriate in the circumstances and available to us at the time of the press release. Actual results could differ materially from those contained in or implied by such statements for a variety of risks including (1) deterioration in the loan portfolio; (2) managing problem loans; (3) changes in economic conditions; (4) movements in interest rates; (5) competitive pressures on product pricing and services; (6) success and timing of other business strategies; and (7) the nature, extent, and timing of governmental actions and reforms, including existing and potential future restrictions and limitations imposed in connection with the Troubled Asset Relief Program’s voluntary Capital Purchase Plan or otherwise, among other reasons. Consequently, all of the forward-looking statements in this press release are qualified by these cautionary statements and the cautionary language in our most recent Form 10-K report and other documents we file with the Securities and Exchange Commission. Hampton Roads Bankshares, Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of this press release.

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